Exhibit 99.2

Tianyin Pharmaceutical Inc.
First Quarter Fiscal Year 2014 Financial Results Conference Call
November 15, 2013

Operator.          Good morning, ladies and gentlemen, and thank you for standing by. Welcome to the Tianyin Pharmaceutical Co., Inc.’s First Quarter of Fiscal Year 2014 Earnings Conference Call. At this time, all participants are in a listen-only mode. Following the presentation, we will conduct a question-and-answer session with instructions provided.

I will now turn the presentation over to James Tong. Please go ahead, Mr. Tong.

James Tong.    Thank you, operator. Good morning, good evening, ladies and gentlemen. Welcome to Tianyin Pharmaceutical (“TPI” or the “Company”), first quarter of fiscal year 2014 earnings conference call. I am James Jiayuan Tong, Chief Financial Officer and Chief Business and Development Officer of the Company. During this conference call, we will be reviewing the first quarter fiscal 2014 financial highlights, followed by the question-and-answer period.

Before we continue, please note that this call will contain forward-looking statements made under the Safe Harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Any statements set forth in this presentation that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include but are not limited to, such factors as unanticipated changes in the product demand, increased competition, failure to obtain or maintain intellectual property protection, fluctuation in the economy, results of research and development, failure to obtain regulatory approvals and other information detailed from time to time in TPI’s filings and future filings with the United States Securities and Exchange Commission. The forward-looking statements contained in this presentation are made only for this day and TPI is under no obligation to revise or update those forward-looking statements.

Below are the financial highlights for the first quarter of fiscal year 2014 ended September 30, 2013:

Revenue totaled $14.8 million, compared with $16.0 million in the same period last year, a decrease of 8.1% year-over-year.

Operating income was $2.2 million, compared with $2.1 million in the same period last year, an increase of 1.4% year-over-year. Net income was $1.5 million compared with $1.5 million in the first quarter fiscal year 2013.

Earnings per share are $0.05 per basic share and $0.05 per diluted share, compared with $0.05 per basic share and $0.05 diluted share for the same period last year. Cash and cash equivalents totaled $25.6 million on September 30, 2013.

Sales for the quarter ended September 30, 2013 was $14.8 million, compared to $16 million for the quarter ended September 30, 2012. The sales decrease reflected the continuous pricing pressure and restrictive sales policies in generic products.

Our top five core products quarterly sales were: 1) Gingko mihuan oral liquid (GMOL) for stroke and cardiovascular disorders, $5.1 million; 2) Mycophenolate mofetil capsules (MM) for renal transplants, $2.2 million; 3) Azithromycin tablets (AZI) for infection, $0.5 million; 4) Qingre jiedu oral liquid (QR), $0.7 million; and 5) Qianlie Shule capsules (QS) for prostate conditions, $0.27 million. These core products totaled $8.8 million in sales, representing 59.7% of the quarterly revenue.

Gross margin for the quarter was 40.6% as compared to 39.1% for the year before. The improvement was a result of a greater mix of higher margin products being sold during the period.

Net income was $1.5 million with a net margin of 10% for the quarter ended September 30, 2013, as compared to net income of $1.5 million with net margin of 9.4% for the same period last year.

Balance sheet and cash flow. As of September 30, 2013, we had working capital total $38.3 million, including cash and cash equivalents of $25.6 million. Net cash provided by operating activities was $0.25 million for the three months ended September 30, 2013, as compared with net cash generated from operating activities of $0.48 million for the three months ended September 30, 2012.

The net decrease in operating cash flow was predominately the result of the payment of the QLF Qionglai Facility construction/relocation related accounts payable at the amount of $2.7 million which was offset by an increase of cash flow from accounts receivable, inventories and other receivables totaling $1 million. We believe that TPI is adequately funded to meet all of our working capital and capital expenditure needs for fiscal year 2014.

Business development and outlook:

Research and Development. The partnership-based R&D strategy supports TPI to commercialize, produce, and broaden our product pipeline to market those products through our sales and marketing infrastructure. Currently, we have been monitoring the progress of several pipeline drugs with our partnership research institutes, of which we could be able to register intellectual property rights of these products upon milestone results.

The following is a brief summary of the ongoing business and development projects which have been disclosed in our previous filings.

R&D for additional indications of GMOL, Gingko mihuan. Our flagship product GMOL was indicated for clinical conditions such as cardiovascular disorders, coronary heart disease and cerebral ischemic attack including strokes and further clinical data shows that GMOL have been indicated in hepatic diseases and ophthalmological diseases. The validity of these observations is currently being investigated.

Jiangchuan Macrolide Project (JCM). Since the completion of Jiangchuan JCM project, JCM had started the production of the macrolide API for TPI’s Azithromycin Dispersible Tablets since July 2012. Currently the monthly production capacity of JCM is five to 10 tons of Azithromycin macrolide API. The API produced by JCM is mainly to supply for TPI’s own Azithromycin Tablets.

The progress of pre-extraction and formulation plant development at Qionglai Facility. In preparation for the new GMP standards stipulated by the PRC government, TPI has initiated process to optimize the manufacturing facility by carrying out the current construction and relocation of the formulation plant and pre-extraction plant at Qionglai County.

Through the process, we are estimating that $25 million of capital expenditure for the whole project for the Phase I, which when completed, is expected to expand the current capacity by approximately 30%. If the company decides to further expand the capacity, Phase II QLF Qionglai facility, an additional $10 million may be invested to double the current capacity.

Since the official start of the relocation project in February 2012, the construction of the QLF project has been progressing on schedule. The relocation of the pre-extraction plant of Phase I is expected to be initiated by the end of 2013 calendar year, which will be immediately followed by the initiation of the relocation of formulation plant.

Fiscal 2014 Guidance. The company continues experiencing restrictive pricing pressures in the healthcare market in China as a result of the enactment of additional healthcare reform policy. The prevailing tightened pricing control of generic medicines in China during this healthcare reform and from the government’s efforts to promote lower margined essential drugs (EDL), also simultaneously compressed our margins as well as our sale volumes for these generic products.

These factors together with the negative market environment of Azithromycin API pricing, led to intensified market and pricing competition combined with an excess of capacity of API that may continue to last for the next few years.

Based on the continuous pricing pressure going forward, we reiterate the revenue forecast to range from 0% to 5% growth year-over-year from last year, along with the 10% net margin. The forecast net income guidance excluded non-cash expenses associated with the stock compensation plans or stock option expenses.

We believe the following factors will influence the future growth perspectives of our company. Market expansion and revenue growth of TPI’s core product portfolio led by flagship product GMOL; gradual ramp up of JCM revenue; the stabilization of generic sales following the progressive pricing restrictions; meaningful Tianyin Medicine Trading (TMT) distribution revenue contribution; QLF relocation and smooth transition of production capacity.

Management will continue to evaluate the company’s business outlook and communicate any changes on a quarterly basis or as when appropriate.

Operator, please open the question-and-answer period.

Question-and-Answer Session

Operator.          Sure. Thank you. (Operator Instructions) And your first question today will come from Angel Liu with Pope Asset Management. Please go ahead.

Angel Liu - Pope Asset Management.                Good morning, James.

James Tong.     Good morning, Angel.

Angel Liu - Pope Asset Management.                Can you breakdown how much of the sales was from trading and any from API for this quarter?

James Tong.     Okay. So in the prepared remarks, we made it more succinct, anyhow we have actually disclosed in our filings. So there is $1.9 million from the TMT distribution revenue at the margin of about 13% to 14%, gross margin.

Angel Liu - Pope Asset Management.                Okay.

James Tong.     And the rest of it is the sales for our core product in generics. So that’s about $12 million. And for the Azithromycin API it’s minimal. So for the quarter ended September 30, 2013, we did not have significant third-party sales.

Angel Liu - Pope Asset Management.                How was the TMT   much smaller comparing to the same for last year, is there a strategy change?

James Tong.     Yes, well you’re right. So when you are focusing on the core product that we detailed in our guidance, that we have a five to six core products and then essentially during the distribution, there is a good addition to our portfolio, but the margin is indeed low, with gross margin 10% at very minimal amount of bottom line were really adding to our performance. So I think it’s a good for the sales staff to have more products for our customers, but I think that the focus on the core products is more essential for better revenue performance. So yes, TMT is lower now.

Angel Liu - Pope Asset Management.                Okay. But also regarding the five core products you are reporting, I noticed only the mofetil had a nice growth comparing to same quarter last year, the rest of them and especially even Gingko mihuan had a slower growth comparing to last year.

James Tong.    Yes, it’s true.

Angel Liu - Pope Asset Management.                So can you elaborate a bit more?

James Tong.    Okay. Yes, so for Gingko mihuan as the market data shows that, very clearly that Gingko mihuan sales growth is driven by the provincial EDL listing. So for the newly added Guangdong province, the sales in Guangdong province have not yet begun. So as you can see if you exclude the new province which was listed for provincial EDL, there is really not too much difference between the sales of GMOL in the same period in 2012 and 2013. It’s very clear that the sales growth was driven from how many province that we can get the Gingko into the provincial EDL.

Apart from the five core products, there are other products that have similar sales under $1 million that could be listed as core products. For example, Yanyan Tablets for the throat conditions. And this one could be in the core products as well, but we kept the last year’s structure for these five products. So if you look at the first, second and the third core product, they are stable, but for the fourth and the fifth core products, we have other products that generate sales similar to the currently listed Qingre jiedu and Qianlie Shule, but they are not listed in the five products.

Angel Liu - Pope Asset Management.                Okay. So what will be time for the GMOL sales in Guangdong province to start? Do you expect the growth coming from the new provinces?

James Tong.    We expect that this quarter and the next quarter we will see some of the trickling effect from the Guangdong province listing. Guangdong province is a huge pharmaceutical market. So we believe that with good penetration, we should see a strong growth from that sector, but at the moment we can only expect that a gradual increase will happen starting from the current quarter and then mostly will be the second half of 2014.

Angel Liu - Pope Asset Management.                So can I say that maybe revenue growth for this year is target 0% to 5% remaining from GMOL and in the mofetil, because your trading businesses are shrinking and other generics are under pressure, is that the right way to say it?

James Tong.    Well for the TMT, yes. For this quarter, it’s lower but we expect that there should be meaningful and steady revenue. But that’s top line and not necessarily adding to the bottom line because the lower distribution revenue grow our margin, so yes. The main factors for revenue growth will still be the five core products.

Angel Liu - Pope Asset Management.               Okay. And my last question is regarding the cash on the balance sheet. Does the Company have any new plan right now? The net cash – you have like $25 million, $26 million cash and cash equivalents, just wonder if you have any update on the plan and also your share repurchases?

James Tong.    Yes, well these $25.6 million we have not paid anything for the Qionglai facility in this quarter. So at the end of the fiscal year 2013, we have forecasted about $10 million to capital expenditure to complete the project of relocation and so we haven’t spent a dime of that, because the schedule of construction that usually you pay a deposit or a down payment of 20% to 30% and then until the whole completion you don’t have to pay too much. But as soon as you finish that and then get tested, approved for the completion of the project, then you need to really pay a large amount.

So we’re going to see some of the payments in the current quarter and the next quarter. So if we have extra cash, we will be happy to put it into stock repurchase plans, but it’s less than about $15 million and that will be an amount of working capital to keep the pharmaceutical facilities up running. But yes, we will definitely keep that in mind, of course.

Angel Liu - Pope Asset Management.                All right. Thank you, James.

James Tong.    Thanks, Angel.

Angel Liu - Pope Asset Management.                No more questions there. Bye.

James Tong.    Take care.

Operator.          (Operator Instructions) And Mr. Tong, there seems to be no further questions at this time.

James Tong.     Okay. Thank you, operator. Ladies and gentlemen, good morning, and good evening. It is our pleasure to communicate with you regarding the first quarter of fiscal 2014. We look forward to communicate future growth plans and any R&D progress with you when it becomes materialized. Also we encourage our shareholders to communicate with us via email or phone call for any questions, and have a nice day. Thank you.

Operator.           Ladies and gentlemen, that does conclude our conference call for today. We thank you for your participation. You may now disconnect your lines.